EXHIBIT 99.1

First Northern Community Bancorp Reports Third Quarter 2025 Net Income of $6.0 Million

For immediate release

Dixon, Calif., October 29, 2025 — First Northern Community Bancorp (the “Company”, OTCQX: FNRN), holding company for First Northern Bank (“First Northern” or the “Bank”), today reported net income of $15.2 million, or $0.96 per diluted share, for the nine months ended September 30, 2025, up 6.8% compared to net income of $14.2 million, or $0.88 per diluted share, for the nine months ended September 30, 2024.

Net income for the quarter ended September 30, 2025, was $6.0 million, or $0.38 per diluted share, up 9.6% compared to net income of $5.5 million, or $0.34 per diluted share, for the quarter ended September 30, 2024.

Total assets as of September 30, 2025, were $1.91 billion, a decrease of $22.5 million, or 1.2%, compared to September 30, 2024. Total net loans as of September 30, 2025, were $1.06 billion, an increase of $13.7 million, or 1.3%, compared to September 30, 2024. The increase in net loans was primarily driven by growth in commercial loans, which was partially offset by net reductions in commercial real estate and residential mortgage loans. Total deposits as of September 30, 2025, were $1.69 billion, a decrease of $45.6 million, or 2.6%, compared to September 30, 2024.

The Company continued to be “well capitalized” under regulatory definitions, exceeding the 10% total risk-based capital ratio threshold as of September 30, 2025.

Commenting on the Company’s third quarter financial results, First Northern Bank’s President & Chief Executive Officer, Jeremiah Z. Smith, stated, “We are pleased to report another strong quarter with net income increasing by 9.6% compared to the same quarter last year. Our net interest margin expanded to 3.75%, up 10 basis points from 3.65% for the same quarter last year. This improvement reflected higher yields on our securities portfolio and disciplined deposit pricing that reduced our interest-bearing liability costs by 7 basis points when compared to the same quarter last year. We recorded no provision for credit losses in the quarter, compared to a $0.5 million reversal for the same quarter last year.”

Commenting further, President & CEO Smith stated: “In addition, we executed a tax planning strategy during the quarter that significantly reduced our effective tax rate and related tax expense when compared to prior quarters. This reduction primarily resulted from the purchase of investment tax credits tied to alternative energy projects, which were acquired at a discount and recognized as a reduction to income tax expense in the quarter utilized. We remained focused on improving shareholder value, as reflected in our book value per share, which increased to $13.02 as of September 30, 2025, up $0.70, or 5.7%, from $12.32 at the end of the prior quarter.”

Third QUARTER HIGHLIGHTS (UNAUDITED)

Performance and operating highlights for the Company for the periods noted below included the following:

	Three months ended
	September 30,	June 30,	September 30,
(in thousands, except per share and share data)	2025	2025	2024
Return on average assets (“ROAA”) (annualized)	1.27%	1.18%	1.15%
Return on average equity (“ROAE”) (annualized)	12.15%	11.67%	12.73%
Pre-tax income	$6,582	$7,597	$7,650
Net income	$6,013	$5,466	$5,488
Net interest margin (annualized)	3.75%	3.85%	3.65%
Cost of funds (annualized)	0.88%	0.88%	0.88%
Efficiency ratio	64.43%	58.91%	60.63%
Basic earnings per common share	$0.39	$0.35	$0.35
Diluted earnings per common share	$0.38	$0.35	$0.34
Weighted average basic common shares outstanding	15,499,900	15,606,764	15,868,938
Weighted average diluted common shares outstanding	15,778,782	15,811,754	16,101,957
Shares outstanding at end of period	15,720,784	15,818,328	16,021,603
Book value per share	$13.03	$12.32	$11.36

Summary Results (Unaudited)

The following is a summary of the components of the Company’s operating results for the periods indicated:

	Three months ended
	September 30,	June 30,
(in thousands)	2025	2025	$ Change	% Change
Selected operating data:
Net interest income	$16,847	$16,953	$(106)	(0.63)%
Provision for credit losses	—	—	—	—
Non-interest income	1,658	1,537	121	7.87%
Non-interest expense	11,923	10,893	1,030	9.46%
Pre-tax income	6,582	7,597	(1,015)	(13.36)%
Provision for income taxes	569	2,131	(1,562)	(73.30)%
Net income	$6,013	$5,466	$547	10.01%

	Three months ended
	September 30,	September 30,
(in thousands)	2025	2024	$ Change	% Change
Selected operating data:
Net interest income	$16,847	$16,496	$351	2.13%
Reversal of credit losses	—	(550)	550	(100.00)%
Non-interest income	1,658	1,538	120	7.80%
Non-interest expense	11,923	10,934	989	9.05%
Pre-tax income	6,582	7,650	(1,068)	(13.96)%
Provision for income taxes	569	2,162	(1,593)	(73.68)%
Net income	$6,013	$5,488	$525	9.57%

Balance Sheet Summary (Unaudited)

	September 30,	December 31,
(in thousands)	2025	2024	$ Change	% Change
Selected financial condition data:
Total assets	$1,908,208	$1,891,722	$16,486	0.87%
Cash and cash equivalents	149,510	119,448	30,062	25.17%
Total loans, net	1,055,971	1,046,852	9,119	0.87%
Total investments	601,502	633,853	(32,351)	(5.10)%
Total liabilities	1,703,439	1,715,390	(11,951)	(0.70)%
Total deposits	1,686,416	1,700,089	(13,673)	(0.80)%
Total shareholders’ equity	204,769	176,332	28,437	16.13%

Net Interest Income and Net Interest Margin (Unaudited)

The following table shows the components of net interest income and net interest margin for the quarterly periods indicated:

	Three months ended
	September 30, 2025				June 30, 2025			September 30, 2024
			Yields			Yields			Yields
		Interest	Earned/		Interest	Earned/		Interest	Earned/
	Average	Income/	Rates	Average	Income/	Rates	Average	Income/	Rates
(in thousands)	Balance	Expense	Paid (1)	Balance	Expense	Paid (1)	Balance	Expense	Paid (1)
Assets
Interest-earning assets:
Loans	$1,055,924	$14,589	5.48%	$1,044,581	$14,629	5.62%	$1,048,639	$14,315	5.43%
Certificates of deposit	14,332	152	4.21%	15,112	157	4.17%	18,052	188	4.14%
Interest-bearing due from Banks	105,545	1,071	4.03%	85,828	1,010	4.72%	126,903	1,632	5.12%
Investment securities, Taxable	545,004	4,068	2.96%	560,021	4,137	2.96%	550,360	3,586	2.59%
Investment securities, non-taxable	52,042	419	3.19%	49,497	391	3.17%	42,736	312	2.90%
Other interest-earning assets	10,870	245	8.94%	10,808	250	9.28%	10,518	261	9.87%
Total average interest-earning assets	1,783,717	20,544	4.57%	1,765,847	20,574	4.67%	1,797,208	20,294	4.49%
Non-interest-earning assets:
Cash and due from banks	32,326			30,777			40,401
Premises & equipment, net	8,133			7,866			9,470
Interest receivable and other assets	59,211			53,556			55,357
Total average assets	$1,883,387			$1,858,046			$1,902,436

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$390,689	767	0.78%	$383,761	693	0.72%	$381,356	718	0.75%
Savings and MMDA’s	459,869	1,723	1.49%	447,276	1,602	1.44%	431,446	1,443	1.33%
Time, $250,000 and under	84,002	758	3.58%	88,024	889	4.05%	117,985	1,341	4.52%
Time, over $250,000	51,446	449	3.46%	51,942	362	2.80%	38,453	296	3.06%
FHLB advances	—	—	0.00%	6,593	75	4.56%	—	—	—
Total average interest-bearing liabilities	986,006	3,697	1.49%	977,596	3,621	1.49%	969,240	3,798	1.56%
Non-interest-bearing liabilities:
Non-interest-bearing demand deposits	685,713			679,144			745,700
Interest payable and other liabilities	15,265			13,505			15,924
Total average liabilities	1,686,984			1,670,245			1,730,864
Total average stockholders’ equity	196,403			187,801			171,572
Total average liabilities and stockholders’ equity	$1,883,387			$1,858,046			$1,902,436
Net interest income and net interest margin		$16,847	3.75%		$16,953	3.85%		$16,496	3.65%

(1)	For disclosure purposes, yield/rates are annualized by dividing the number of days in the reported period by 365.

About First Northern Bank

First Northern Bank is an independent community bank that specializes in relationship banking. The Bank, headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer, Colusa, and Glenn counties, as well as the west slope of El Dorado County. Experts are available in small business, commercial, real estate, and agribusiness lending, as well as mortgage loans. The Bank is an SBA Preferred Lender. Real estate mortgage and small-business loan officers are available by appointment at any of the Bank’s 14 branches, including Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Sacramento, Roseville, Auburn, Rancho Cordova, Colusa, Willows, and Orland. Non-FDIC insured Investment and Brokerage Services are also available at every branch location. First Northern Bank is rated as a Veribanc “Green-3 Star Blue Ribbon” Bank and a “5-Star Superior” Bank by Bauer Financial for the earnings period ended June 30, 2024 (www.veribanc.com) and (www.bauerfinancial.com). For additional information, please visit thatsmybank.com or call (707) 678-7742. Member FDIC. Equal Housing Lender.

Forward-Looking Statements

This press release and other public statements may include certain “forward-looking statements” about First Northern Community Bancorp and its subsidiaries (the “Company”). These forward-looking statements are based on management’s current expectations, including but not limited to statements about the Company’s performance and focus on improving shareholder value, and are subject to certain risks, uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, trade, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company’s reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q, and any reports on Form 8-K. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made, except as may be required by applicable law. For further information regarding the Company, please read the Company’s reports filed with the SEC and available at www.sec.gov.

Contact:

Jeremiah Z. Smith

President & Chief Executive Officer

First Northern Community Bancorp

& First Northern Bank

P.O. Box 547

Dixon, California (707) 678-3041